Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM CORPORATION
APPROVED FOR NASDAQ GLOBAL MARKET LISTING
DENVER, COLORADO, April 4, 2007 — CREDO Petroleum Corporation (NASDAQ: CRED), a rapidly growing independent oil and gas exploration and production company, today announced that the NASDAQ Stock Market has approved its application to upgrade its listing from the NASDAQ Capital Market to the NASDAQ Global Market. Trading of CREDO’s stock on the NASDAQ Global Market will commence at the market open on Wednesday, April 4, 2007, under the company’s current ticker symbol “CRED”.
James T. Huffman, President, said, “We are pleased that CREDO meets the very high standards for listing on the NASDAQ Global Market. This is an important step that will provide increased market visibility and access to the institutional marketplace. It reflects our continued rapid growth and strong financial results.”
The NASDAQ Global Market consists of over 1,450 companies that have met, and continued to meet, stringent financial and liquidity requirements and agreed to meet specific corporate governance standards.
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Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.